Exhibit 10.15

February 20, 2004

Ms. Alice Leung

Dear Alice:

BioMedicines, Inc. (the “Company”) is pleased to offer you employment as President and Chief Executive Officer (“CEO”) of the Company on the following terms:

1.     Position; Effective Date.  As President and CEO, you will report to the Company’s Board of Directors (the “Board”), and will perform the duties customarily associated with this position and such other duties assigned by the Board.  You will also be appointed to the Board of Directors of the Company at its first regularly-scheduled meeting following your first date of full time employment with the Company (the “Start Date”).  You shall devote your full time and attention during normal business hours to the business affairs of the Company, except for reasonable vacations and periods of illness or incapacity.  This agreement shall be effective upon your first date of full time employment with the Company, provided that this agreement shall not take effect if the Start Date does not occur on or prior to March 22, 2004.

2.     Compensation and Employee Benefits.

2.1          Base Salary.  Your annual base salary will be $300,000, less payroll deductions and required withholdings, paid according to the Company’s regular payroll schedule and procedures.  At no time during your employment with the Company will such annual base salary be reduced below $300,000 unless such reduction is made in connection with and in an amount commensurate with an across-the-board reduction of the salaries of senior executive employees of the Company.

2.2          Performance Bonus.  You will be eligible to earn an annual performance bonus with a target of thirty percent (30%) of your annual base salary based on the Company’s performance and your achievement of individual performance goals in a given calendar year, as determined in good faith by the Board in its sole discretion.  You will be eligible for any such bonus if you are employed at the end of the bonus period (December 31).  Any bonus payment shall be subject to payroll deductions and required withholdings.  The Board in its sole discretion may deliver shares of the common stock of the Company (the “Common Stock”) in payment for a portion of such bonus, provided that the cash portion of such bonus would be sufficient to cover your tax obligations in respect thereto.

2.3          Mortgage Assistance Payments. Provided that you continue to be employed by the Company, the Company will provide you with mortgage assistance in an amount not to exceed $1,000 per month (the “Mortgage Assistance Payment”), through December 31, 2006. In the event that your employment with the Company terminates for any reason, the Company will be under no obligation to make any Mortgage Assistance Payment to you following the date of such termination.

2.4          Loan Retirement Payment.  Within five (5) business days of the date you commence employment with the Company (the “Start Date”), the Company will pay you an amount equal to $100,000 (the amount of the relocation loan due to your current employer (the “Loan”)) plus an additional amount equal to the associated federal, state and other income taxes owed by you in connection with the repayment of such Loan (collectively, the “Loan Retirement Amount”), subject to payroll deductions and required withholdings, in order to fund your repayment of such Loan.  Notwithstanding the foregoing, the Loan Retirement Amount may be repayable by you to the Company pursuant to Section 5 below. Except as otherwise provided herein, the Loan Retirement Amount will not be repayable by you to the Company.

2.5          Employee Benefits.  You shall be entitled to all benefits, including vacation, health and disability benefits, for which you are eligible under the terms and conditions of the standard Company benefit plans, which may be in effect from time to time and provided by the Company to its senior executive level employees generally.

2.6          Stock Options.  Subject to approval by the Board at its first regularly-scheduled meeting following the Start Date, you will be granted an incentive stock option (to the maximum extent permitted under Section 422 of the Internal Revenue Code (the “Code”)) to purchase that number of shares of Common Stock which constitute four and one quarter percent (4.25%) of the “fully-diluted” outstanding capital stock of the Company calculated as of the date of grant (including as outstanding any outstanding but unexercised options and warrants to purchase Company capital stock and the conversion of all preferred stock into common stock at the then-applicable conversion rate) (which translates to six million three hundred eighty-nine thousand one hundred fifty (6,389,150) shares of Common Stock). The per share exercise price of such stock options will be equal to the per share fair market value of the Common Stock on the date of grant, as determined by the Board.  The term of such stock option is ten (10) years, subject to earlier expiration in the event of the termination of your continuous service with the Company.  Such stock option is immediately exercisable, if you elect to do so, but the portion of the purchased shares that is unvested at the time shall be subject to repurchase by the Company at the lower of (i) the original exercise price and (ii) the then-fair market value of the Company’s common stock in the event that your service with the Company terminates before you become fully vested in the shares. If the Company’s Common Stock is publicly traded and quoted regularly in The Wall Street Journal at the time of option exercise, you may pay the exercise price (x) for the vested portion of the stock option pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds and (y) for the vested or unvested portion of the stock option by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, if and to the extent permitted by applicable law.  The shares subject to the grant will vest, and the Company’s repurchase right, if applicable, shall not apply, as to the option shares in sixty (60) equal monthly installments with the first monthly installment vesting on the one-month anniversary of the Start Date.  Notwithstanding the foregoing, a portion of the shares subject to your outstanding stock options may vest on an accelerated basis pursuant to Section 6 below.  Except as provided herein, such stock options will be subject to the provisions of the equity incentive plan of the Company under which the options are granted and the applicable form of stock option agreement thereunder.

3.     Other Activities During Employment.

3.1          Activities.  Except with the prior written consent of the Board, you will not during your employment undertake or engage in any other employment, occupation or business enterprise. You may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your job duties.

3.2          Investment and Interests.  Except as permitted by Section 3.3 below, during your employment you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, or its business or prospects, financial or otherwise.

3.3          Noncompetition.  During the term of your employment by the Company except on behalf of the Company, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company without the prior consent of the Board; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any entity, so long as your direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation or have a value in excess of $100,000 at the time of purchase.

4.     Company Policies; Proprietary Information and Inventions Agreement.  You agree to execute the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.  You further agree to abide by the Company’s rules, policies and procedures.

5.     Termination of Employment.

5.1          At-Will Employment Relationship.  Your employment with the Company shall be at-will.  The Company may terminate the employment relationship at any time, with or without Cause (as defined below) and with or without advance notice. You may terminate the employment relationship at any time, with or without Cause and upon sixty (60) days advance notice to the Company, or such shorter period as the Company may deem acceptable.

5.2          Voluntary Termination.

(a)           If you terminate your employment at any time, without Good Reason (as defined below), you shall not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.  The continued vesting of any stock options held by you shall cease on the termination date, and your right to exercise vested option shares shall be governed by the terms of the Company’s applicable stock option plans and the corresponding stock option agreements. If you terminate your employment without Good Reason prior to the third anniversary of the Start Date, any Loan Retirement Amount paid to you pursuant to Section 2.5 above will become due and payable by you to the Company within ninety (90) days of the termination date.

5.3          Termination for Cause, Death or Disability.

(a)           If the Company terminates your employment at any time for Cause (as defined below) or if your employment is terminated by reason of your death or disability (defined as the inability, in the opinion of a qualified physician acceptable to the Company, to perform the requirements of your position with the Company because of any disease or condition for a continuous period of more than 90 days) your salary shall cease on the date of termination and you shall not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.  The continued vesting of any stock options held by you shall cease on the termination date, and your right to exercise vested option shares shall be governed by the terms of the Company’s applicable stock option plans and the corresponding stock option agreements. If the Company terminates your employment for Cause prior to the third anniversary of the Start Date, but not in the event of the termination of your employment by reason of death or disability, any Loan Retirement Payment paid to you pursuant to Section 2.5 above will become due and payable by you to the Company within ninety (90) days of the termination date.

(b)           Definition of Cause.  For purposes of this agreement, “Cause” means the occurrence of any one or more of the following:  (i) your conviction of, or plea of no contest with respect to, any felony; (ii) your participation in a fraud or act of dishonesty that results in material harm to the Company; (iii) your violation of a fiduciary duty owed to the Company; (iv) your material violation of any contract or agreement between you and the Company, including but not limited to this agreement or your Proprietary Information and Inventions Agreement; or (v) your failure to comply with the direct, lawful instructions of the Board or any action taken by you without adequate authority from the Board that has not been cured within 30 days after notice from the Board of such failure or action.

5.4          Severance Benefits For Termination Without Cause or Resignation for Good Reason.

(a)           If the Company terminates your employment without Cause or you resign your employment for Good Reason (defined below), you will receive twelve (12) months of your base salary in effect as of such termination date. In addition you will receive an amount equal to the annual performance bonus earned by you in the calendar year preceding such termination date. This base salary and bonus severance will be paid according to the Company’s payroll procedures during the twelve (12) month period following the termination date. Payments made hereunder shall be reduced by the amounts, if any, that you can earn from other employment during such twelve (12) month period. You will also continue to receive the Mortgage Assistance Payments specified in Section 2.3 above through December 31, 2006. Moreover, if you timely elect continued coverage of your group health insurance under COBRA, the Company will pay your premiums for COBRA coverage for up to twelve (12) months following the termination date, provided that such payments shall cease if you obtain full-time employment or otherwise become eligible for health care coverage from another source within such period. Your receipt of any severance benefits under this Section 5.4 is contingent upon your signing and making effective the Release Agreement (attached as Exhibit B) on or after the termination date.

(b)           Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any one of the following events that occurs without your consent: (i) the material reduction in your responsibilities, authorities or functions as an employee of the Company; (ii) a reduction in your level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs, other than in connection with a commensurate across-the-board reduction); (iii) a relocation of your place of employment by more than fifty (50) miles; (iv) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; (v) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or (vi) the Company’s material breach of this Agreement.  Notwithstanding the foregoing, you must provide the Company with sixty (60) days’ advance written notice of Company’s conduct giving rise to Good Reason (the “Cure Period”) and during the Cure Period, the Company may attempt to rescind or correct the matter giving rise to Good Reason.  If the Company does not rescind or correct the conduct giving rise to Good Reason to your reasonable satisfaction by the expiration of the Cure Period, your employment will then terminate with Good Reason.

6.     Change in Control.

6.1          Definition.  “Change in Control” shall mean (a) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, (b) a transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (not including any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof), or (c) a sale of all or substantially all of the assets of the Company.

6.2          Stock Options.  In the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined above) or you resign for Good Reason (as defined above) (a “Change in Control Termination”), any remaining unvested portion of all stock options held by you shall have the vesting accelerated such that all options are fully vested and exercisable as of the date of the Change in Control Termination (the “Acceleration”).  Notwithstanding the foregoing, if your employment is terminated by the Company without Cause prior to a Change in Control and the Board determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, your termination of employment shall be deemed a Change in Control Termination and you will be entitled to receive the Acceleration.  Your receipt of the Acceleration is contingent upon your signing and making effective the Release Agreement (attached as Exhibit B) on or after the termination date.

6.3          Parachute Payments.

If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options; reduction of employee benefits.  In the event that acceleration of vesting of stock compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock options (i.e., earliest granted stock options cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

Notwithstanding the foregoing, you may elect to have the Payment submitted to the Company’s shareholders for approval within the meaning of Section 280G(b)(5)(B) of the

Code.  In the event shareholder approval is obtained in accordance with Section 280G(b)(5)(B) of the Code, the Payment will not constitute a “parachute payment” within the meaning of Section 280G of the Code and will not be subject to Excise Tax.   The Company shall bear all expenses associated with submitting the Payment to the Company’s shareholders for approval.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company (i) at least twenty (20) calendar days prior to the date on which materials are to be sent to shareholders soliciting their approval of the Change in Control, (ii) in the event shareholder approval of Payment will not be sought, at least ninety (90) calendar days prior to the date on which your right to a Payment is triggered or (iii) such other time as requested by you or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

7.     General Provisions.

7.1          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

7.2          Entire Agreement.  This Agreement, together with its exhibits, constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter, including the letter dated February 19, 2004.  It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company.

7.3          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.4          Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

7.5          Arbitration.  Any and all controversies, claims or disputes between you and the Company (including any employee, officer, director, shareholder or benefit plan of the

Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with Company or the termination of your employment with Company shall be submitted to and settled by binding arbitration in either the County of Alameda in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”).  Arbitration will be conducted by one arbitrator, mutually selected by you and the Company.  If you and the Company fail to mutually select an arbitrator within a reasonable period of time, then arbitration will be conducted by three arbitrators: one selected by you; one selected by the Company; and the third selected by the first two arbitrators.  The final decision of the arbitrator(s) shall be furnished to  you and the Company in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon you and the Company and shall not be contested by either you or the Company.  You acknowledge and agree that you are agreeing to arbitrate disputes voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read these terms and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this agreement and fully understand it, including that you are waiving your right to a jury trial.  Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing up to these terms.

[THIS SPACE INTENTIONALLY LEFT BLANK]

To indicate your acceptance of the Company’s offer of continued employment, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

BIOMEDICINES, INC.

By:	/s/Bryan E. Roberts
BRYAN E. ROBERTS, PH.D.
Director

Accepted and agreed:

/s/ Alice Leung	2/24/2004
ALICE LEUNG	DATE

EXHIBIT A - Proprietary Information and Inventions Agreement

EXHIBIT B - Release Agreement

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

RELEASE AGREEMENT

(To be signed on or after the Separation Date)

I understand that my employment with BioMedicines, Inc. (the “Company”) terminated effective                              ,            (the “Separation Date”).  The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide certain severance benefits (minus the required withholdings and deductions) pursuant to the terms of the employment agreement dated February ___, 2004 (the “Agreement”).  I understand that I am not entitled to such severance benefits unless I sign this Release, and it becomes fully effective.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein, I hereby agree to release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, affiliates, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to:  any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Employee Retirement Income Security Act; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release

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(although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

I accept and agree to the terms and conditions stated above:

Date	Alice Leung

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PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

February 20, 2004

BioMedicines, Inc.

2000 Powell Street, Suite 1640

Emeryville, CA 94608

To:                              BioMedicines Management

The following confirms an agreement between me and BioMedicines, Inc., a Delaware corporation (the “Company,” which term includes the Company’s subsidiaries, successors and assigns), which is a material part of the consideration for my employment by the Company:

1.                                      “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, forecasts and other business information, improvements, inventions, business strategies, formulas, product ideas, works of authorship, processes, copyrightable or patentable material, schematics, biological material (including cell lines, antibodies, c-DNAs, antisense nucleotides, proteins, vectors, new chemical entities, media, reagents and related materials) and techniques for their handling and use, computer programs, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as a consultant to the Company or during the term of this Agreement. Proprietary Information shall not include information that is through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

2.                                      In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a)                                  All Proprietary Information and all patents, copyrights, trade secret rights, and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b)                                  In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

(c)                                  I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for three (3) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.

(d)                                  During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(e)                                  I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached herewith, and to the extent permitted by law shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.

(f)                                    I attach hereto a complete list of all Inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.

(g)                                 I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by

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me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

3.                                      In consideration of the foregoing, the Company agrees that it will not request as part of my employment that I divulge or make use of confidential information of any of my former employers that has commercial value to the former employer who developed such information.

4.                                      This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

Accepted and Agreed to:

Dated:	2/24/04

/s/ Karling Alice Leung		By:	/s/ James Ahlers
Karling Alice Leung			Jams Ahlers
Chief Financial Officer
BioMedicines, Inc.

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EXHIBIT A

1.                                      The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by BioMedicines, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.

☒                                    No inventions or improvements.

2.                                      I propose to bring to my employment the following materials and documents of a former employer:

☒                                    No materials or documents.

/s/ Karling Alice Leung

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EXHIBIT B

§2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)                                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)                                 Result from any work performed by the employee for the employer.

(b)                                  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable

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